Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2015 in Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-199498) and the related Prospectus of Corindus Vascular Robotics, Inc. for the registration of 10,666,570 shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 21, 2015